Exhibit 10.47
Acknowledgement
As you know, on February 23, 2007, the Board of Directors elected you as Chief Risk Officer, such that your full title would be Senior Vice President, Business Practices, Chief Compliance Officer and Chief Risk Officer. Since your current Employment Agreement makes reference to your previous title, this Acknowledgement confirms that any references to your previous title and related duties and responsibilities are replaced by references to your current title — Senior Vice President, Business Practices, Chief Compliance Officer and Chief Risk Officer — and the duties and responsibilities associated with such new title.
Except as modified by this Acknowledgement, the terms of your Employment Agreement remain unchanged. Please acknowledge your agreement to these terms by signing the enclosed copy of this letter.

Sincerely,

/s/ Andrew Goodman

Andrew Goodman
Executive Vice President,
Worldwide Human Resources
Agreed to and accepted by:

/s/ Patrick Gnazzo Patrick Gnazzo